Exhibit 99.1

Source: Aris Water Solutions, Inc.

November 4, 2024

Aris Water Solutions, Inc. Reports Third Quarter 2024 Results and Further Increases 2024 Adjusted EBITDA Outlook

HOUSTON, Texas, November 4, 2024 – Aris Water Solutions, Inc. (NYSE: ARIS) (“Aris,” “Aris Water” or the “Company”) today announced financial and operating results for the third quarter ended September 30, 2024.

THIRD QUARTER 2024 HIGHLIGHTS

●	Increased produced water volumes 2% sequentially and 6% versus the third quarter of 2023
●	Increased recycled water volumes 25% sequentially and 16% versus the third quarter of 2023
●	Achieved net income of $16.4 million, a 34% increase versus the third quarter of 2023
●	Generated Adjusted EBITDA[1] of $54.3 million, up 9% sequentially and up 21% versus the third quarter of 2023
●	Achieved Gross Margin per barrel of $0.32 and Adjusted Operating Margin per barrel[2] of $0.45, a 13% increase in Adjusted Operating Margin per barrel[2] versus the third quarter of 2023
●	Maintained a strong balance sheet with quarter-end leverage[3] of 2.0X and $292 million of available liquidity under our revolving credit facility
●	Increasing our 2024 Adjusted EBITDA[1] outlook to $208 to $212 million
●	Full year 2024 Capital Expenditure[4] guidance of $98 to $105 million, consistent with prior guidance

“Aris had an exceptional third quarter as we continued to grow our produced water volumes, increased our recycled water sales, and maintained our strong margins. As we anticipated, our capital investment to support these increased activity levels was primarily deployed in the first half of the year and our capital spending in the third quarter declined significantly. We continue to experience steady volume growth and increasing cash generation. We anticipate a strong finish to the year and are extremely proud of our team’s efforts and results,” said Amanda Brock, President and CEO of Aris.

“In addition to the great results in our core business, we continue to collaborate with major operators to accelerate the beneficial reuse of treated produced water outside of the oil and gas industry. By year end, Aris and its partners will finish testing the third of three desalination technologies for the treatment of high salinity produced water. The pilot projects thus far have successfully demonstrated the ability over time to lower energy consumption costs and potential capital and operating costs for the treatment of produced water. In 2025, we will be focused on increasing the scale of these promising technologies and confirming costs as we progress to commercialization.

We also continue to evaluate commercial opportunities for mineral extraction from our produced water stream and are currently selecting a site for an iodine extraction facility with a strategic partner. We have also been approached by mineral extraction companies who specialize in magnesium, ammonia, and lithium. In 2025, we expect to have further updates relating to future potential revenues.

We are also progressing other strategic initiatives to further lower our cost structure, deepen our relationships with our existing customers and further diversify our customer base. We are extremely excited about our progress and look forward to sharing more details in the coming quarters.”

OPERATIONS UPDATE

	Three Months Ended			Three Months Ended
	September 30,	June 30,	% Change	September 30,	% Change
	2024	2024		2023
(thousands of barrels of water per day)
Total Volumes	1,577	1,455	8%	1,516	4%
Produced Water Handling Volumes	1,118	1,093	2%	1,056	6%
Water Solutions Volumes
Recycled Produced Water Volumes Sold	393	314	25%	339	16%
Groundwater Volumes Sold	66	48	38%	121	(45)%
Total Water Solutions Volumes	459	362	27%	460	—%

Skim oil recoveries (barrels of oil per day)	1,769	1,490	19%	1,125	57%
Skim oil recoveries (as a % of produced water volumes)	0.16%	0.14%	14%	0.11%	45%

FINANCIAL UPDATE

Net income was $16.4 million for the third quarter of 2024 versus net income of $12.2 million in the third quarter of 2023 and net income of $13.1 million in the second quarter of 2024. Adjusted Net Income1 was $21.0 million for the third quarter of 2024 versus $13.9 million for the third quarter of 2023 and $17.3 million in the second quarter of 2024.

Adjusted EBITDA1 was $54.3 million for the third quarter of 2024, up approximately 21% from $44.9 million in the third quarter of 2023, and up approximately 9% from $50.0 million in the second quarter of 2024.

Gross Margin per Barrel for the third quarter of 2024 was $0.32 per barrel versus $0.26 per barrel in the third quarter of 2023.

Adjusted Operating Margin per Barrel2 for the third quarter of 2024 was $0.45 per barrel versus $0.40 per barrel in the third quarter of 2023.

Third quarter 2024 Capital Expenditures4 totaled approximately $8 million versus $40 million in the third quarter of 2023.

STRONG BALANCE SHEET AND LIQUIDITY

As of September 30, 2024, the Company had net debt of approximately $422 million with $33 million in cash and $292 million available under its revolving credit facility. The Company’s leverage ratio3 at the end of the third quarter of 2024 was 2.0X, below the Company’s target leverage of 2.5X – 3.5X.

FOURTH QUARTER 2024 DIVIDEND

Aris’s Board of Directors declared a dividend on its Class A common stock for the fourth quarter of 2024 of $0.105 per share. In conjunction with the dividend payment, a distribution of $0.105 per unit will be paid to unit holders of Solaris Midstream Holdings, LLC. The dividend will be paid on December 19, 2024, to holders of record of the Company’s Class A common stock as of the close of business on December 5, 2024. The distribution to unit holders of Solaris Midstream Holdings, LLC will be subject to the same payment and record dates.

FOURTH QUARTER 2024 FINANCIAL OUTLOOK

“With three quarters now behind us, 2024 is shaping up to be a record year for volumes, performance, and profitability. Based on customers’ projected activity, we anticipate our growth will continue through year-end on our dedicated acreage. Accordingly, we are increasing our full year Adjusted EBITDA range to $208 to $212 million. Additionally, our forecasted capital expenditures for the full year remain unchanged. We expect continued strong cash generation to further enhance our balance sheet and support increased shareholder returns over the long term.

Turning to 2025, we anticipate produced water volume growth in line with our 2024 produced water volume growth and consistent with oil production forecasts for the Delaware Basin. Our customers continue to allocate significant capital to developing our dedicated acreage. Our capital investment plans for next year will depend on the growth rate of our customers as well as incremental commercial opportunities. We currently anticipate, however, that we will be able to grow alongside our existing customers at a similar or lower level of capital investment to 2024.

We have made tremendous improvements in our margins this year due to revenue escalation clauses in our contracts, electrification, and cost reductions. Additionally, our operational focus on skim oil recoveries led to significant increases in skim oil yield in 2024. While there will be variability quarter to quarter, we expect much of those increases to be sustainable in 2025 and beyond.

Consistent volume growth, additional margin progress, and efficient capital investment in 2025 will provide us with increased flexibility to allocate capital to both shareholder returns and incremental growth projects. We are extremely optimistic about next year and beyond.”

For the fourth quarter of 2024, the Company expects:

●	Produced Water Handling volumes between 1,080 and 1,110 thousand barrels of water per day
●	Water Solutions volumes between 450 and 490 thousand barrels of water per day
●	Adjusted Operating Margin per Barrel[2] between $0.43 and $0.45
●	Skim oil recoveries of approximately 1,550 barrels per day
●	Adjusted EBITDA[1] between $51 and $55 million
●	Capital Expenditures[4] of $15 to $22 million, consistent with previous full year 2024 guidance

CONFERENCE CALL

Aris will host a conference call to discuss its third quarter 2024 results on Tuesday, November 5, 2024, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time).

Participants should call (877) 407-5792 and refer to Aris Water Solutions, Inc. when dialing in. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.ariswater.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately fourteen days. It can be accessed by dialing (877) 660-6853 within the United States or (201) 612-7415 outside of the United States. The conference call replay access code is 13749151.

About Aris Water Solutions, Inc.

Aris Water Solutions, Inc. is a leading, growth-oriented environmental infrastructure and solutions company that directly helps its customers reduce their water and carbon footprints. Aris Water delivers full-cycle water handling and recycling solutions that increase the sustainability of energy company operations. Its integrated pipelines and related infrastructure create long-term value by delivering high-capacity, comprehensive produced water management, recycling and supply solutions to operators in the core areas of the Permian Basin.

1 Adjusted Net Income, Adjusted EBITDA, and Diluted Adjusted Net Income per Share are non-GAAP financial measures. See the supplementary schedules in this press release for a discussion of how we define and calculate Adjusted Net Income, Adjusted EBITDA, and Diluted Adjusted Net Income per Share and a reconciliation thereof to net income, the most directly comparable GAAP measure.

2 Adjusted Operating Margin per Barrel is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate Adjusted Operating Margin per Barrel and a reconciliation thereof to gross margin, the most directly comparable GAAP measure.

3 Represents a non-GAAP financial measure. Defined as net debt as of September 30, 2024, divided by trailing twelve months Adjusted EBITDA. Net debt is calculated as total debt less cash and cash equivalents. See the supplementary schedules in this press release for a reconciliation to the most directly comparable GAAP measure.

4 Capital Expenditures is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate Capital Expenditures and a reconciliation thereof to cash paid for property, plant, and equipment, the most directly comparable GAAP measure.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, statements, information, opinions or beliefs regarding our business strategy, our industry, our future profitability, business and financial performance, including our guidance for 2024, current and potential future long-term contracts, legal and regulatory developments, our ability to identify strategic acquisitions and realize expected benefits therefrom, the development of technologies for the beneficial reuse of produced water and related strategies, plans, objectives and strategic pursuits and other statements that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “guidance,” “preliminary,” “project,” “estimate,” “expect,” “anticipate,” “continue,” “sustain,” “will,” “intend,” “strive,” “plan,” “goal,” “target,” “believe,” “forecast,” “outlook,” “future,” “potential,” “opportunity,” “predict,” “may,” “visibility,” “possible,” “should,” “could” and variations of such words or similar expressions. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated or implied by the forward-looking statements including our guidance for 2024. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, energy prices, the Russia-Ukraine and Middle Eastern conflicts, macroeconomic conditions (such as inflation) and market uncertainty related thereto, legislative and regulatory developments, customer plans and preferences, adverse results from litigation and the use of financial resources for litigation defense, technological innovations and developments, and other events discussed or referenced in our filings made from time to time with the Securities and Exchange Commission (“SEC”), including such factors discussed under “Risk Factors” in our most recent Annual Report on Form 10-K, and if applicable, our subsequent SEC filings, which are available on our Investor Relations website at https://ir.ariswater.com/sec-filings or on the SEC’s website at www.sec.gov/edgar. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. All forward-looking statements, expressed or implied, included in this press release and any oral statements made in connection with this press release are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Table 1

Aris Water Solutions, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except for share and	Three Months Ended		Nine Months Ended
per share amounts)	September 30,		September 30,
	2024	2023	2024	2023
Revenue
Produced Water Handling	$59,006	$47,574	$172,927	$143,390
Produced Water Handling — Affiliate	29,418	28,036	84,859	74,357
Water Solutions	16,600	20,370	42,097	49,180
Water Solutions — Affiliate	4,225	3,048	12,920	19,195
Other Revenue	3,063	761	4,032	1,871
Total Revenue	112,312	99,789	316,835	287,993
Cost of Revenue
Direct Operating Costs	46,553	44,687	126,393	132,978
Depreciation, Amortization and Accretion	19,974	19,445	59,102	57,137
Total Cost of Revenue	66,527	64,132	185,495	190,115
Operating Costs and Expenses
Abandoned Well Costs	8	1,214	318	1,214
General and Administrative	17,415	13,526	47,953	38,007
Research and Development Expense	408	809	2,601	1,867
Other Operating (Income) Expense, Net	(358)	(2,121)	379	(2,096)
Total Operating Expenses	17,473	13,428	51,251	38,992
Operating Income	28,312	22,229	80,089	58,886
Other Expense
Interest Expense, Net	9,382	7,955	26,633	23,587
Other	—	—	1	—
Total Other Expense	9,382	7,955	26,634	23,587
Income Before Income Taxes	18,930	14,274	53,455	35,299
Income Tax Expense	2,499	2,032	7,082	4,918
Net Income	16,431	12,242	46,373	30,381
Net Income Attributable to Noncontrolling Interest	8,943	6,829	25,297	16,892
Net Income Attributable to Aris Water Solutions, Inc.	$7,488	$5,413	$21,076	$13,489

Net Income Per Share of Class A Common Stock
Basic	$0.23	$0.17	$0.64	$0.42
Diluted	$0.22	$0.17	$0.64	$0.42
Weighted Average Shares of Class A Common Stock Outstanding
Basic	30,631,995	30,050,560	30,511,701	30,007,433
Diluted	30,919,575	30,050,560	30,621,195	30,007,433

Table 2

Aris Water Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except for share and per share amounts)	September 30,	December 31,
	2024	2023
Assets
Cash	$32,760	$5,063
Accounts Receivable, Net	69,854	59,393
Accounts Receivable from Affiliate	31,192	22,963
Other Receivables	15,292	12,767
Prepaids and Deposits	4,459	8,364
Total Current Assets	153,557	108,550
Fixed Assets
Property, Plant and Equipment	1,125,295	1,041,703
Accumulated Depreciation	(150,867)	(121,989)
Total Property, Plant and Equipment, Net	974,428	919,714
Intangible Assets, Net	204,487	232,277
Goodwill	34,585	34,585
Deferred Income Tax Assets, Net	15,966	22,634
Operating Lease Right-of-Use Assets, Net	15,650	16,726
Other Assets	5,986	5,995
Total Assets	$1,404,659	$1,340,481
Liabilities and Stockholders' Equity
Accounts Payable	$13,510	$25,925
Payables to Affiliate	938	894
Insurance Premium Financing Liability	—	5,463
Accrued and Other Current Liabilities	74,830	64,416
Total Current Liabilities	89,278	96,698
Long-Term Debt, Net of Debt Issuance Costs	452,194	421,792
Asset Retirement Obligations	21,499	19,030
Tax Receivable Agreement Liability	98,274	98,274
Other Long-Term Liabilities	16,650	16,794
Total Liabilities	677,895	652,588
Stockholders' Equity
Preferred Stock $0.01 par value, 50,000,000 authorized. None issued or outstanding as of September 30, 2024 and December 31, 2023	—	—
Class A Common Stock $0.01 par value, 600,000,000 authorized, 31,139,032 issued and 30,582,305 outstanding as of September 30, 2024; 30,669,932 issued and 30,251,613 outstanding as of December 31, 2023	311	306
Class B Common Stock $0.01 par value, 180,000,000 authorized, 27,543,565 issued and outstanding as of September 30, 2024 and December 31, 2023	275	275
Treasury Stock (at Cost), 556,727 shares as of September 30, 2024; 418,319 shares as of December 31, 2023	(6,822)	(5,133)
Additional Paid-in-Capital	337,609	328,543
Retained Earnings (Accumulated Deficit)	11,332	(87)
Total Stockholders' Equity Attributable to Aris Water Solutions, Inc.	342,705	323,904
Noncontrolling Interest	384,059	363,989
Total Stockholders' Equity	726,764	687,893
Total Liabilities and Stockholders' Equity	$1,404,659	$1,340,481

Table 3

Aris Water Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
(in thousands)	September 30,
	2024	2023
Cash Flow from Operating Activities
Net Income	$46,373	$30,381
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Deferred Income Tax Expense	5,730	4,773
Depreciation, Amortization and Accretion	59,102	57,137
Stock-Based Compensation	13,489	8,945
Abandoned Well Costs	318	1,214
Loss (Gain) on Disposal of Assets, Net	84	(2,574)
Abandoned Projects	823	128
Amortization of Debt Issuance Costs, Net	2,193	1,580
Other	422	(473)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(11,039)	22,594
Accounts Receivable from Affiliate	(8,229)	22,771
Other Receivables	(3,168)	(13,359)
Prepaids and Deposits	4,056	3,564
Accounts Payable	(8,418)	(155)
Payables to Affiliate	44	(1,844)
Accrued Liabilities and Other	9,445	17,843
Net Cash Provided by Operating Activities	111,225	152,525

Cash Flow from Investing Activities
Property, Plant and Equipment Expenditures	(87,201)	(131,874)
Proceeds from the Sale of Property, Plant and Equipment	160	20,119
Net Cash Used in Investing Activities	(87,041)	(111,755)

Cash Flow from Financing Activities
Dividends and Distributions Paid	(18,192)	(16,083)
Repurchase of Shares	(1,418)	(625)
Repayment of Credit Facility	(40,000)	(51,000)
Proceeds from Credit Facility	69,000	50,000
Payment of Insurance Premium Financing	(5,634)	—
Payment of Finance Leases	(243)	—
Net Cash Provided by (Used in) Financing Activities	3,513	(17,708)

Net Increase in Cash	27,697	23,062
Cash, Beginning of Period	5,063	1,122
Cash, End of Period	$32,760	$24,184

Use of Non-GAAP Financial Information

The Company uses financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Operating Margin, Adjusted Operating Margin per Barrel, Adjusted Net Income, net debt and leverage ratio, and Capital Expenditures. Although these Non-GAAP financial measures are important factors in assessing the Company’s operating results and cash flows, they should not be considered in isolation or as a substitute for net income or gross margin or any other measures prepared under GAAP.

The Company calculates Adjusted EBITDA as net income (loss) plus: interest expense; income taxes; depreciation, amortization and accretion expense; abandoned well costs, asset impairment and abandoned project charges; losses on the sale of assets; transaction costs; research and development expense; change in payables related to the Tax Receivable Agreement liability as a result of state tax rate changes; loss on debt modification; stock-based compensation expense; and other non-recurring or unusual expenses or charges (such as litigation expenses, severance costs and amortization expense related to the implementation costs of our new enterprise resource planning system), less any gains on the sale of assets.

The Company calculates Adjusted Operating Margin as Gross Margin plus depreciation, amortization and accretion. The Company defines Adjusted Operating Margin per Barrel as Adjusted Operating Margin divided by total volumes handled, sold or transferred.

The Company calculates Adjusted Net Income as Net Income (Loss) plus the after-tax impacts of stock-based compensation and plus or minus the after-tax impacts of certain items affecting comparability, which are typically noncash and/or nonrecurring items. The Company calculated Diluted Adjusted Net Income Per Share as (i) Net Income (Loss) plus the after-tax impacts of stock-based compensation and plus or minus the after-tax impacts of certain items affecting comparability, which are typically noncash and/or nonrecurring items, divided by (ii) the diluted weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC interests, adjusted for the dilutive effect of outstanding equity-based awards.

For the quarter ended September 30, 2024, the Company calculates its leverage ratio as net debt as of September 30, 2024, divided by Adjusted EBITDA for the trailing twelve months. Net debt is calculated as the principal amount of total debt outstanding as of September 30, 2024, less cash and cash equivalents as of September 30, 2024.

The Company calculates Capital Expenditures as cash capital expenditures for property, plant, and equipment additions less changes in accrued capital costs.

The Company believes these presentations are used by investors and professional research analysts for the valuation, comparison, rating, and investment recommendations of companies within its industry. Similarly, the Company’s management uses this information for comparative purposes as well. Adjusted EBITDA, Adjusted Operating Margin, Adjusted Operating Margin per Barrel, Adjusted Net Income, and Capital Expenditures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or as alternatives to net income (loss), gross margin, or cash paid for property, plant and equipment. Additionally, these presentations as defined by the Company may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as gross margin, operating income, net income, cash paid for property, plant, and equipment or cash flows from operating activities.

Although we provide forecasts for the non-GAAP measures Adjusted EBITDA, Adjusted Operating Margin per Barrel, and Capital Expenditures, we are not able to forecast their most directly comparable measures (net income, gross margin, and cash paid for property, plant, and equipment) calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of forward-looking GAAP metrics are not predictable, making it impractical for us to forecast. Such elements include but are not limited to non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue, which could have a significant impact on the GAAP measures. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. As a result, no reconciliation of forecasted non-GAAP measures is provided.

Table 4

Aris Water Solutions, Inc.

Operating Metrics

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2024	2023	2024	2024	2023
(thousands of barrels of water per day)
Produced Water Handling Volumes	1,118	1,056	1,093	1,123	1,024
Water Solutions Volumes
Recycled Produced Water Volumes Sold	393	339	314	348	298
Groundwater Volumes Sold	66	121	48	47	141
Total Water Solutions Volumes	459	460	362	395	439
Total Volumes	1,577	1,516	1,455	1,518	1,463

Per Barrel Operating Metrics (1)
Produced Water Handling Revenue/Barrel	$0.86	$0.78	$0.84	$0.84	$0.78
Water Solutions Revenue/Barrel	$0.49	$0.55	$0.52	$0.51	$0.57
Revenue/Barrel of Total Volumes (2)	$0.75	$0.71	$0.76	$0.75	$0.72
Direct Operating Costs/Barrel	$0.32	$0.32	$0.30	$0.30	$0.33
Gross Margin/Barrel	$0.32	$0.26	$0.31	$0.32	$0.24
Adjusted Operating Margin/Barrel	$0.45	$0.40	$0.46	$0.46	$0.39

(1) Per Barrel operating metrics are calculated independently. Therefore, the sum of individual amounts may not equal the total presented.
(2) Does not include Other Revenue.

Table 5

Aris Water Solutions, Inc.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2024	2023	2024	2023
Net Income	$16,431	$12,242	$46,373	$30,381
Interest Expense, Net	9,382	7,955	26,633	23,587
Income Tax Expense	2,499	2,032	7,082	4,918
Depreciation, Amortization and Accretion	19,974	19,445	59,102	57,137
Abandoned Well Costs	8	1,214	318	1,214
Stock-Based Compensation	5,275	3,360	13,489	8,945
Abandoned Projects	78	—	823	128
(Gain) Loss on Disposal of Assets, Net	(30)	(2,631)	84	(2,574)
Transaction Costs	(36)	528	60	673
Research and Development Expense	408	809	2,601	1,867
Other	318	(18)	845	(612)
Adjusted EBITDA	$54,307	$44,936	$157,410	$125,664

Table 6

Aris Water Solutions, Inc.

Reconciliation of Gross Margin to Adjusted Operating Margin and
Adjusted Operating Margin per Barrel

(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2024	2023	2024	2023
Total Revenue	$112,312	$99,789	$316,835	$287,993
Cost of Revenue	(66,527)	(64,132)	(185,495)	(190,115)
Gross Margin	45,785	35,657	131,340	97,878
Depreciation, Amortization and Accretion	19,974	19,445	59,102	57,137
Adjusted Operating Margin	$65,759	$55,102	$190,442	$155,015
Total Volumes (thousands of barrels)	145,069	139,429	416,044	399,525
Adjusted Operating Margin/BBL	$0.45	$0.40	$0.46	$0.39

Table 7

Aris Water Solutions, Inc.

Reconciliation of Net Income to Non-GAAP Adjusted Net Income

(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2024	2023	2024	2023
Net Income	$16,431	$12,242	$46,373	$30,381
Adjusted items:
Abandoned Well Costs	8	1,214	318	1,214
(Gain) Loss on Disposal of Assets, Net	(30)	(2,631)	84	(2,574)
Stock-Based Compensation	5,275	3,360	13,489	8,945
Tax Effect of Adjusting Items (1)	(693)	(257)	(1,841)	(1,003)
Adjusted Net Income	$20,991	$13,928	$58,423	$36,963

(1) Estimated tax effect of adjusted items allocated to Aris based on statutory rates.

Table 8

Aris Water Solutions, Inc.

Reconciliation of Diluted Net Income Per Share to Non-GAAP Diluted Adjusted Net Income Per Share

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Diluted Net Income Per Share of Class A Common Stock	$0.22	$0.17	$0.64	$0.42
Adjusted items:
Reallocation of Net Income Attributable to Noncontrolling Interests From the Assumed Exchange of LLC Interests	0.04	0.03	0.11	0.08
Abandoned Well Costs	—	0.02	0.01	0.02
Gain on Disposal of Assets, Net	—	(0.05)	—	(0.04)
Stock-Based Compensation	0.09	0.06	0.23	0.16
Tax Effect of Adjusting Items (1)	(0.01)	—	(0.03)	(0.02)
Diluted Adjusted Net Income Per Share	$0.34	$0.23	$0.96	$0.62

(1) Estimated tax effect of adjusted items allocated to Aris based on statutory rates.

Basic Weighted Average Shares of Class A Common Stock Outstanding	30,631,995	30,050,560	30,511,701	30,007,433
Adjusted Items:
Assumed Redemption of LLC Interests	27,543,565	27,550,626	27,543,565	27,557,774
Dilutive Performance-Based Stock Units (2)	287,580	—	109,494	—
Diluted Adjusted Fully Weighted Average Shares of Class A Common Stock Outstanding	58,463,140	57,601,186	58,164,760	57,565,207

(2) Dilutive impact of Performance-Based Stock Units already included for the three and nine months ended September 30, 2024 and 2023.

Table 9

Aris Water Solutions, Inc.

Computation of Leverage Ratio

(Unaudited)

As of
(in thousands)	September 30, 2024
Principal Amount of Debt at September 30, 2024	$455,000
Less: Cash at September 30, 2024	(32,760)
Net Debt	$422,240

Net Debt	$422,240
÷ Trailing Twelve Months Adjusted EBITDA	206,718
Leverage Ratio	2.04

Table 10
Aris Water Solutions, Inc.
Reconciliation of Capital Expenditures
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2024	2023	2024	2023
Cash Paid for Property, Plant and Equipment	$30,322	$53,893	$87,201	$131,874
Change in Capital Related Accruals	(22,144)	(14,328)	(3,961)	4,753
Capital Expenditures	$8,178	$39,565	$83,240	$136,627